Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Joel Cunningham
(630) 218-7364	(630) 218-8000 x4897
benchelt@inlandrealestate.com	cunningham@inlandgroup.com

INLAND REAL ESTATE CORPORATION

REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2008

OAK BROOK, IL (May 6, 2008) – Inland Real Estate Corporation (NYSE: IRC) today announced financial and operational results for the three months ended March 31, 2008.

Quarter and Recent Highlights

•

Funds from Operations (FFO) of $22.9 million or $0.35 per share (basic and diluted) and net income of $10.4 million or $0.16 per share (basic and diluted) for first quarter 2008, in line with Company expectations and analysts’ averaged estimates

•

Total revenues increased 4.9% to $50.1 million and fee income up 54.9% to $1.0 million, year-over-year

•

Total of 86 leases executed for rental of 544,128 aggregate square feet; average base rents for new and renewal leases up 33.2% and 9.7%, respectively, over expiring rates; portfolio maintained historically high leased occupancy rate over 95%

•

Three-year $155.0 million line of credit closed with expanded bank group

•

Thomas D’Arcy appointed chairman of the board of directors; Mark Zalatoris promoted to president and chief executive officer

Financial Results

The Company reported that FFO, a widely accepted measure of performance for real estate investment trusts (REITs), for the three months ended March 31, 2008 was $22.9 million, a decrease of $1.3 million or 5.3% compared to $24.2 million for the three months ended March 31, 2007.  On a per share basis, FFO was $0.35 (basic and diluted) for the three months ended March 31, 2008, a decrease of $0.02 or 5.4% compared to the three months ended March 31, 2007.  The decreases in FFO and FFO per share were primarily due to greater gains from sales of a joint venture interest and an undeveloped land parcel during the first quarter of 2007, compared to a smaller gain from an undeveloped land parcel sale during the first quarter of 2008.  The first quarter 2007 transactions resulted in a combined gain of approximately $3.1 million or $0.04 per share, whereas the land parcel sale in the first quarter 2008 resulted in a gain of approximately $0.4 million or $0.01 per share.

The Company reported that net income was $10.4 million for the three months ended March 31, 2008, a decrease of 10.8% compared to net income of $11.7 million for the three months ended March 31, 2007.  On a per share basis, net income was $0.16 per share (basic and diluted) for the three months ended March 31, 2008, a decrease of 11.1% compared to $0.18 per share (basic and diluted) for the three months ended March 31, 2007.  Net income and net income per share decreased primarily as a result of the aforementioned items.

A reconciliation of FFO to net income and FFO per share to net income per share is provided at the end of this news release.

Board and Management Changes

In April, the Company announced that Thomas P. D’Arcy was appointed non-executive chairman of the board of directors.  Mr. D’Arcy has served as an independent director and member of the audit committee since 2005.  He assumed the role from Daniel L. Goodwin, who will continue to serve as a director.  Mr. Goodwin remains the largest individual shareholder of Inland Real Estate Corporation.  The Company also announced in April that Mark E. Zalatoris was promoted to president and chief executive officer of the Company.  Mr. Zalatoris most recently served as executive vice president, chief operating officer and treasurer.  He succeeded Robert D. Parks, who will remain on the board through the 2008 annual meeting of shareholders.  Mr. Parks also continues to be a significant shareholder of the Company.  The title and position changes further demonstrate the independence of Inland Real Estate Corporation’s board of directors and strengthen the Company’s external corporate governance profile.

Commenting as the Company’s new president and chief executive officer, Mr. Zalatoris said, “I look forward to working closely with the board and a dedicated Inland team as we leverage our value and necessity-based retail portfolio and implement joint venture growth initiatives to deliver steady long-term performance.”

Mr. Zalatoris continued, “Although FFO and net income year-over-year comparisons were impacted by the amount of one-time gains reported in each quarter, our performance was on track with internal expectations and analysts’ averaged estimates.  I am also pleased with the Company’s consistently strong leasing results, which include for this quarter a 33.2% increase on new lease rents over average expiring base rents and a portfolio-wide leased occupancy rate over 95%. We believe these statistics reflect the resiliency of the Company’s well-positioned properties, which continue to be in demand by retailers throughout a challenging market.”

Portfolio Performance
For the three months ended March 31, 2008, total revenues increased $2.3 million or 4.9% to $50.1 million from $47.8 million for the first quarter 2007, primarily due to additional property acquisitions, increased revenue from the same store portfolio and increased fee income from unconsolidated joint venture initiatives.

The Company evaluates its overall portfolio by analyzing the operating performance of properties that have been owned and operated for the same three month period during each year.  A total of 128 of the Company’s investment properties satisfied this criterion during these periods and are referred to as “same store” properties.  Same store net operating income (excluding the impact of straight-line and intangible lease rent) was $30.4 million for the quarter, a decrease of approximately $0.2 million or 0.6% from the first quarter 2007.  The year-over-year decrease in same store net operating income was primarily due to the impact on revenue, in particular real estate tax recovery, of the current locations of certain big box vacancies.  As of March 31, 2008, financial occupancy for the Company’s same store portfolio was 94.3%, compared to 94.3% as of December 31, 2007 and 94.5% as of March 31, 2007.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $36.6 million for the three months ended March 31, 2008, a decrease of 1.1% compared to $37.0 million for the first quarter 2007.  A definition and reconciliation of EBITDA to income from continuing operations is provided at the end of this news release.

Balance Sheet, Market Value and Liquidity
EBITDA coverage of interest expense was 2.7 times for the three months ended March 31, 2008, consistent with the 2.6 times reported in the prior quarter and the 2.8 times reported for the first quarter 2007.  The Company has provided EBITDA and related non-GAAP coverage ratios as supplemental disclosure because the Company believes such disclosure provides useful information regarding its ability to service and incur debt.

As of March 31, 2008, the Company had an equity market capitalization of approximately $1.0 billion and $1.1 billion of total debt outstanding (including the pro-rata share of debt in unconsolidated joint ventures) for a total market capitalization of approximately $2.1 billion and a debt-to-total market capitalization of 51.8%.  Including the convertible notes, 80.6% of this debt was fixed at a weighted average interest rate of 5.13%.  As of March 31 2008, the Company had $110.0 million outstanding on its unsecured line of credit, with up to $40.0 million available. The Company uses this for acquisitions, capital improvements, tenant improvements, leasing costs and working capital.

In April the Company renewed its three-year $150.0 million unsecured line of credit, and negotiated an increase to $155.0 million, with an expanded lending group of five banks comprised of KeyBank, Wachovia, Bank of America, Wells Fargo and Bank of Montreal.

“The line of credit we have put into place confirms our ability to access the capital markets and provides sufficient liquidity to fund our current business plan,” said Brett Brown, vice president and chief financial officer.  “The new agreement extends our borrowing capacity to $155.0 million under favorable terms, strengthens our existing banking relationships with trusted partners, and expands our lending group to include additional well-established institutions.  The agreement also provides for additional pricing advantages that take effect by year end 2008, upon achieving a certain unencumbered profile.”

Leasing
The Company reported continued strong leasing activity across its portfolio during the quarter.  For the three months ended March 31, 2008 the Company executed 18 new, 54 renewal and 14 non-comparable leases (new, previously unleased space) aggregating 544,128 square feet.  The 18 new leases comprise 67,674 square feet with an average rental rate of $17.91 per square foot, a 33.2% increase over the average expiring rate.  The 54 renewal leases comprise 347,867 square feet with an average rental rate of $10.95 per square foot, which represents a 9.7% increase over the average expiring rate.  The 14 non-comparable leases comprise 128,587 square feet with an average base rent of $13.55.  As of March 31, 2008, the Company’s portfolio was 95.2% leased, compared to 95.6% leased in the quarters ended December 31, 2007 and March 31, 2007.  Financial occupancy for the entire portfolio was 94.8% for the quarter, compared to 95.2% for the fourth quarter 2007 and 94.9% for the first quarter 2007.

Acquisitions
During the quarter the Company acquired for $23.2 million Fox Run Square, a 143,512 square foot neighborhood shopping center in Naperville, Illinois, anchored by Dominick’s Finer Foods and Ace Hardware.  The Company plans to contribute this property to its joint venture with Inland Real Estate Exchange Corporation (IREX).

Dispositions

The Company sold two properties during the quarter totaling 54,465 square feet and for an aggregate sales price of approximately $5.7 million.  The dispositions included a 13,500 square foot vacant Walgreen’s building in Decatur, Illinois for approximately $0.4 million and the 40,965 square foot Terramere Plaza Shopping Center in Arlington Heights, Illinois for $5.3 million.  A portion of the proceeds from these dispositions was used to pay down debt and for general corporate purposes.

Joint Venture Activity

In 2007 the Company acquired through its IREX joint venture a total of nine properties with an aggregate property value of $150.1 million.  As of March 31, 2008, the Company had closed sales of five of the 2007 acquisitions to 1031 Exchange Investors.  Three properties acquired in sale-leaseback transactions with AT&T Services in December 2007 were 100% committed, with closings in process.  The Company also reported that it is negotiating the sale of the remaining retail property to an interested single buyer.

“The IREX joint venture is a capital-efficient vehicle that provides the Company valuable access to the 1031 Exchange market in order to drive increases in fee income,” said Mr. Zalatoris.  “We see continuing strong demand from 1031 Exchange investors for the product we source for the venture, which clearly demonstrates the growth potential of this aligned business strategy.”

During the quarter the Company also sold for $1.5 million 1.2 acres of land at the Savannah Crossing development in Aurora, Illinois to Fifth Third Bank for a 4,000-square-foot drive-through branch.

Dividends
In February, March and April 2008, the Company paid monthly cash dividends to stockholders of $0.08167 per common share.  The Company currently pays annual dividends at the rate of $0.98 per share. The April dividend is the 150th consecutive monthly dividend paid by Inland Real Estate Corporation to stockholders.

Conference Call/Webcast
The Company will host a management conference call to discuss its financial results on Tuesday, May 6, 2008 at 2:00 p.m. CT (3:00 p.m. ET).  Hosting the conference call for the Company will be Mark Zalatoris, President and Chief Executive Officer; Brett Brown, Chief Financial Officer, and Scott Carr, President of Property Management. The live conference call can be accessed by dialing 1-800-860-2442 or 1-412-858-4600 for international callers.  The Company recommends that participants dial in at least ten minutes prior to the scheduled start of the call.  The conference call also will be available via live webcast on the Company’s website at www.inlandrealestate.com.  The conference call will be recorded and available for replay beginning at 4:00 p.m. CT (5:00 p.m. ET) on May 6, 2008, and will be available until 2:00 p.m. CT (3:00 p.m. ET) on May 13, 2008.  Interested parties can access the replay of the conference call by dialing 1-877-344-7529 or 1-412-317-0088 for international callers, and entering the replay passcode 418854#.

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that currently owns interests in 146 neighborhood, community, power, and lifestyle retail centers and single tenant properties located primarily in the Midwestern United States, with aggregate leasable space of more than 14 million square feet.  Additional information on Inland Real Estate Corporation, including a copy of the Company’s supplemental financial information for the three-months ended March 31, 2008, is available at www.inlandrealestate.com.

This press release contains forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements.  Please refer to the documents filed by Inland Real Estate Corporation with the SEC, specifically  the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for a more complete discussion of these risks and uncertainties.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets
March 31, 2008 and December 31, 2007
(In thousands except per share data)

	March 31, 2008 (unaudited)	December 31, 2007
Assets:

Investment properties:
Land	$348,709	347,804
Construction in progress	2,046	1,573
Building and improvements	936,895	970,231

	1,287,650	1,319,608
Less accumulated depreciation	257,635	250,433

Net investment properties	1,030,015	1,069,175

Cash and cash equivalents	23,587	18,378
Investment in securities	19,722	18,074
Accounts and mortgage receivable	70,290	63,986
Investment in and advances to unconsolidated joint ventures	108,901	103,952
Acquired lease intangibles, net	22,985	27,409
Deferred costs, net	9,388	9,592
Other assets	12,240	10,753

Total assets	$1,297,128	1,321,319

Liabilities:

Accounts payable and accrued expenses	$36,972	35,590
Acquired below market lease intangibles, net	3,383	3,429
Distributions payable	5,380	5,363
Mortgages payable	576,117	606,680
Line of credit	110,000	100,000
Convertible notes	180,000	180,000
Other liabilities	22,139	24,404

Total liabilities	933,991	955,466

Commitments and contingencies

Minority interest	2,420	2,494

Stockholders' Equity:

Preferred stock, $0.01 par value, 6,000 Shares authorized; none issued and outstanding at March 31, 2008 and December 31, 2007	-	-
Common stock, $0.01 par value, 500,000 Shares authorized; 65,875 and 65,669 Shares issued and outstanding at March 31, 2008 and December 31 2007, respectively	659	657
Additional paid-in capital (net of offering costs of $58,816)	618,176	615,298
Accumulated distributions in excess of net income	(253,957)	(248,262)
Accumulated other comprehensive loss	(4,161)	(4,334)

Total stockholders' equity	360,717	363,359

Total liabilities and stockholders' equity	$1,297,128	1,321,319

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations
For the three months ended March 31, 2008 and 2007 (unaudited)
(In thousands except per share data)

	Three months ended March 31, 2008	Three months ended March 31, 2007
Revenues:
Rental income	$33,170	31,671
Tenant recoveries	15,459	14,745
Other property income	492	721
Fee income from unconsolidated joint ventures	1,016	656
Total revenues	50,137	47,793

Expenses:
Property operating expenses	9,198	7,916
Real estate tax expense	8,407	8,109
Depreciation and amortization	10,824	9,981
General and administrative expenses	3,053	3,325
Total expenses	31,482	29,331

Operating income	18,655	18,462

Other income	1,355	1,230
Gain on sale of joint venture interest	654	1,922
Interest expense	(11,749)	(11,416)
Minority interest	(113)	(108)
Income before equity in earnings of unconsolidated joint ventures, income tax expense of taxable REIT subsidiary and discontinued operations	8,802	10,090

Income tax expense of taxable REIT subsidiary	(243)	(434)
Equity in earning of unconsolidated joint ventures	962	1,933
Income from continuing operations	9,521	11,589
Income from discontinued operations	907	104

Net income available to common stockholders	10,428	11,693

Other comprehensive income:
Unrealized gain (loss) on investment securities	561	(412)
Unrealized loss on derivative instruments	(388)	-
Comprehensive income	$10,601	11,281

Basic and diluted earnings available to common shares per weighted average common share:

Income from continuing operations	$0.15	0.18
Discontinued operations	0.01	-
Net income available to common stockholders per weighted average common share – basic and diluted	$0.16	0.18

Weighted average number of common shares outstanding – basic	65,749	65,040
Weighted average number of common shares outstanding – diluted	65,809	65,109

Non-GAAP Financial Measures

We consider FFO a widely accepted and appropriate measure of performance for a REIT.  FFO provides a supplemental measure to compare our performance and operations to other REITs.  Due to certain unique operating characteristics of real estate companies, NAREIT has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as ours.  As defined by NAREIT, FFO means net income computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustments for unconsolidated partnership and joint ventures in which the REIT holds an interest.  We have adopted the NAREIT definition for computing FFO.  Management uses the calculation of FFO for several reasons.  We use FFO in conjunction with our acquisition policy to determine investment capitalization strategy and we also use FFO to compare our performance to that of other REITs in our peer group.  Additionally, FFO is used in certain employment agreements to determine incentives payable by us to certain executives, based on our performance.  The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity.  Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.  FFO does not represent cash flows from operations as defined by U.S. GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance.  The following table reflects our FFO for the periods presented, reconciled to net income available to common stockholders for these periods:

	Three months ended March 31, 2008	Three months ended March 31, 2007

Net income available to common stockholders	$10,428	11,693
(Gain) loss on sale of investment properties, net of minority interest	(830)	-
Equity in depreciation and amortization of unconsolidated joint ventures	2,542	2,462
Amortization on in-place lease intangibles	859	697
Amortization on leasing commissions	195	168
Depreciation, net of minority interest	9,715	9,175

Funds From Operations	$22,909	24,195

Net income available to common stockholders per weighted average common share – basic and diluted	$0.16	0.18

Funds From Operations, per common share – basic and diluted	$0.35	0.37

Weighted average number of common shares outstanding, basic	65,749	65,040

Weighted average number of common shares outstanding, diluted	65,809	65,109

EBITDA is defined as earnings (losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation and amortization expense; and (4) gains (loss) on non-operating property.  We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance.  By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and capital structure.  By excluding depreciation and amortization expense, we believe we can more accurately assess the performance of our portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing.  EBITDA should be considered only as a supplement to net earnings and may be calculated differently by other equity REITs.

	Three months ended March 31, 2008	Three months ended March 31, 2007

Income from continuing operations	$9,521	11,589
(Gain) loss on non-operating property	(425)	(1,188)
Income tax expense of taxable REIT subsidiary	243	434
Income from discontinued operations, excluding gains	77	104
Interest expense	11,749	11,416
Interest expense associated with discontinued operations	20	165
Interest expense associated with unconsolidated joint ventures	1,983	1,858
Depreciation and amortization	10,824	9,981
Depreciation and amortization associated with discontinued operations	28	142
Depreciation and amortization associated with unconsolidated joint ventures	2,542	2,462

EBITDA	$36,562	36,963

Total Interest expense	$13,752	13,439

EBITDA: Interest Expense Coverage Ratio	2.7 x	2.8 x